Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

December 30, 2005

For more information, contact:

Debra J. Richardson, Sr. Vice President

(515) 273-3551, drichardson@american-equity.com

John M. Matovina, Vice Chairman

(515) 273-3552, jmatovina@american-equity.com

D. J. Noble, Chairman

(515) 457-1705, dnoble@american-equity.com

American Equity Announces Closing of Additional Share Sale to Underwriters Pursuant to Over-Allotment Option

WEST DES MOINES, Iowa (December 30, 2005) — American Equity Investment Life Holding Company (NYSE: AEL) announced today that it has closed the sale of an additional 1,950,000 shares of the company’s common stock to the underwriters of its previously announced offering of common stock, which closed on December 20, 2005, pursuant to the exercise of their over-allotment option in full.  The net proceeds of the sale were approximately $21.4 million.  This is a primary offering by the Company, and there are no selling shareholders.

Raymond James & Associates, Inc. was the sole book running and joint lead manager for the offering.  Other joint lead managers were Friedman, Billings, Ramsey & Co., Inc. and SunTrust Robinson Humphrey and co-managers for the offering were Cochran, Caronia Securities LLC and Oppenheimer & Co. Inc.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  A prospectus supplement relating to the offering was filed with the Securities and Exchange Commission on December 15, 2005.

Copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained by contacting: Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, Attention: Andrea Borum.

American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of a broad line of annuity and life insurance products, with a primary emphasis on the sale of fixed rate and index annuities.  The company’s headquarters are located at 5000 Westown Parkway, West Des Moines, Iowa, 50266.  The mailing address of the company is: P.O. Box 71216, Des Moines, Iowa, 50325.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding American Equity Investment Life Holding Co.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties.  Additional information concerning potential risk factors that could affect the company’s future performance are described from time to time in the company’s reports filed with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the most recently ended fiscal year.

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